君道律师事务所
Hills & Co.
Add: 深圳市福田中心商务区福华一路88号中心商务大厦11层
11th Floor, Central Tower, No.88 Fu Hua 1st Rd., Fu Tian Central Business District, Shenzhen, P.R.China
Tel: (86-755) 8203 2339
Fax: (86-755) 8203 2122 / 8203 2166 / 8203 2199
www.hills.cn
P. C.: 518026

Date: 26 October 2009

Dear Sirs,

SUCCESS WINNER LIMITED (THE "COMPANY") – FORM F-4 OF CHINA CERAMICS CO., LTD. ("CHINA CERAMICS") RELATING TO THE PROPOSED ACQUISITION ("ACQUISITION") OF THE SHARES OF THE COMPANY BY CHINA CERAMICS

We, Hills & Co., named as legal counsel to Jinjiang Hengda Ceramics Co., Ltd. on PRC Law in Amendment No. 2 to the Registration Statement on Form F-4 of China Ceramics (the "Form F-4") in relation to the Acquisition, do hereby consent to the inclusion therein of the following:

(a) our name and all references thereto; and

(b) the statement in the Appendix of this letter,

in the form and context in which they are included in the Form F-4.

Yours faithfully,
Hills & Co.

Name: Edward Yau (邱梅平)
Designation: Partner

APPENDIX

the statement:

"Hills & Co., legal counsel to Hengda on PRC law, are of the opinion that as Hengda was incorporated as FIE and the Company does not fall within the scope of being classified as a special purpose vehicle directly or indirectly established or controlled by PRC entities or individuals, the merger rules do not apply to the business combination, and Hengda will not be required to obtain the approval from the Ministry of Commerce, the approval from the China Securities Regulatory Commission and/or any other approvals from PRC government authorities as stipulated by the merger rules."

in section "Introduction of new laws or changes to existing laws by the PRC government may adversely affect its business" on "Risk Factors" on page 31 of the Form F-4.

务所